Exhibit 15.4

SLR Consulting Third Floor Summit House, 12 Red Lion Square, London, WC1R 4QH United Kingdom Telephone: +44 3300 886631 www.slrconsulting.com

CONSENT OF QUALIFIED PERSON

SLR Consulting Ltd. (“SLR Consulting”) in connection with the Technical Report Summary for Blue Gold Limited (the “Issuer”), does hereby consent to:

●	the use of the Technical Summary Report entitled “S-K 1300 TECHNICAL REPORT SUMMARY – BOGOSO PRESTEA (GHANA) PROPERTY” with an effective date of April 1, 2024 and dated August 15, 2024, (the “Technical Report Summary”) by the Issuer and filed as an exhibit to the Issuer’s Annual Report on Form 20F (as amended or supplemented, the “Form 20F”);

●	the use and references to our name, including our status as experts or “qualified persons” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 20F, and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Summary Report in the Form 20F and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 20F.

Dated this 28 day of April 2026.

/s/ SLR Consulting Ltd.
SLR Consulting Ltd.

ENERGY AND CLIMATE CHANGE
SLR Consulting is the trading name of SLR Consulting Ltd. SLR Consulting acquired Wardell Armstrong in 2025	ENVIRONMENT AND SUSTAINABILITY
Registered in England No. 03880506.	INFRASTRUCTURE AND UTILITIES

Registered office: Third Floor Summit House, 12 Red Lion
Square, London, England, WC1R 4QH

Main UK Offices: Birmingham, Bristol, Bury St Edmunds,
Bradford on Avon, Cardiff, Carlisle, Edinburgh, Exeter,
Glasgow, Leeds, London, Manchester, Newcastle upon
Tyne, Stoke-on-Trent and Truro.

LAND AND PROPERTY MINING AND MINERAL PROCESSING MINERAL ESTATES WASTE RESOURCE MANAGEMENT